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                                                                                                                      EXHIBIT 12.1


                                                 FIRSTENERGY CORP.

                                  CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                                                       Year Ended December 31,
                                                               -------------------------------------------------------------------
                                                                  1999           2000           2001         2002          2003
                                                               ----------     ----------     ----------    ----------   ----------
                                                                                         (Dollars in thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
   Income before extraordinary items ......................... $  568,299     $  598,970     $  654,946    $  632,667   $  421,996
   Interest and other charges, before reduction for
     amounts capitalized......................................    585,648        556,194        591,192       982,617      843,553
   Provision for income taxes.................................    394,827        376,802        474,457       524,059      405,959
   Interest element of rentals charged to income (a)..........    279,519        271,471        258,561       246,416      247,222
                                                               ----------     ----------     ----------    ----------   ----------
     Earnings as defined...................................... $1,828,293     $1,803,437     $1,979,156    $2,385,759   $1,918,730
                                                               ==========     ==========     ==========    ==========   ==========

FIXED CHARGES AS DEFINED IN REGULATION S-K:
   Interest expense........................................... $  509,169     $  493,473     $  519,131    $  906,970   $  801,184
   Subsidiaries' preferred stock dividend requirements........     76,479         62,721         72,061        75,647       42,369
   Adjustments to subsidiaries' preferred stock dividends
     to state on a pre-income tax basis.......................     44,829         32,098         41,349        28,321       22,552
   Interest element of rentals charged to income (a)..........    279,519        271,471        258,561       246,416      247,222
                                                               ----------     ----------     ----------    ----------   ----------
     Fixed charges as defined................................. $  909,996     $  859,763     $  891,102    $1,257,354   $1,113,327
                                                               ==========     ==========     ==========    ==========   ==========

CONSOLIDATED RATIO OF EARNINGS TO FIXED
   CHARGES ...................................................       2.01           2.10           2.22          1.90         1.72
                                                                     ====           ====           ====          ====         ====

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
(a) Includes the interest element of rentals where determinable plus 1/3 of rntal expense where no readily defined interest element can be determined.

                                                        90
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